Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 12, 2007 (which report includes an explanatory paragraph relating to the application of Statement of Financial Accounting Standards No. 158 as of December 31, 2006) accompanying the 2006 consolidated financial statements of FMS Financial Corporation and Subsidiary as contained in Amendment No. 1 to the Registration Statement and Prospectus on Form S-1 of Beneficial Mutual Bancorp, Inc. to be filed with the Securities and Exchange Commission on or about April 27, 2007. We consent to the use of the aforementioned report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP
Philadelphia, Pennsylvania
April 27, 2007